Founder of Shrink Nanotechnologies Named as One of the Top 35 Innovators Under 35 Worldwide by MIT Technology Review

Biomedical Engineer Recognized for Her Innovation in Building High Tech, Low-Cost Diagnostic Chips That Created Shrink Nanotechnologies

Shrinky Dinks Children’s Toy Inspires Scientific Breakthrough

CARLSBAD, Calif.--(BUSINESS WIRE)--Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN - News), an innovative nanotechnology company that develops products, licenses its patent-pending technologies and acquires related assets in three core vertical markets: (i) solar energy production, (ii) medical diagnostics and sensors and (iii) biotechnology research and development tools, today announced that Dr. Michelle Khine, Ph.D., the scientific founder of Shrink’s nanofabrication platform, was named by MIT Technology Review as one of the top 35 global innovators under the age of 35. The award is provided to an elite group of accomplished young innovators who exemplify the spirit of innovation and whose work spans medicine, computing, communications, nanotechnology, and more. Dr. Khine will be honored at Technology Review's EmTech09 Conference at MIT in September.

The initial iterations of Dr. Khine’s innovations relied on Shrinky Dink material, sheets of thin plastic that can be colored with paint or ink and then shrunk in a hot oven. Essentially, she created a channel design for her initial devices in AutoCAD, printed it on the Shrinky Dink material, and then placed it inside a toaster oven. The heat caused the plastic to shrink and the ink particles on its surface to cluster together and form ridges. A flexible polymer – PDMS – was poured onto the surface of the cooled Shrinky Dink and the ink ridges created tiny channels in the surface of the polymer as it hardened. The PDMS was peeled back from the Shrinky Dink mold, unveiling a fully customized and functional microfluidic device that was made without the need for a clean room and millions of dollars in sensitive and expensive equipment.

The innovations recognized by the TR35 Award have ultimately become the core of what is now Shrink Nanotechnologies, the exclusive licensee of the patent-pending advances made by Dr. Khine. Shrink, with the assistance of its growing expert network of over 20 leading research scientists, has made significant improvements on its technologies and is focused on developing ultra-functional suites of products for the solar, biotech research and development, and diagnostics and sensor industries, among others.

“Discovering the amazing young men and women who make up the TR35 is one of the highlights of the year for us,” said Jason Pontin, editor in chief and publisher of Technology Review. “We honor them for their achievements today and look forward to their future accomplishments.”

“Dr. Michelle Khine’s research has contributed to the advancement of the emerging nanotechnology industry,” said Mark L. Baum, CEO of Shrink Nanotechnologies. “Shrink is utilizing Dr. Khine’s technology to commercialize a broad range of applications and products such as disruptive nano-crystal solar concentrator technology. Her discoveries are the foundation of all of our product designs and will serve as the basis of a new model in the rapid design and low-cost fabrication of diagnostic chips and other nano-size devices across diverse industries, including solar energy, life sciences, and drug and chemical analysis. We congratulate Michelle on receiving this prestigious award.”

Dr. Khine, a veteran entrepreneur whose first business developed into a successful VC-backed company, is a widely published researcher, with multiple patents grants and honors. She serves on several review committees, most notably the Center for Scientific Review at the National Institute of Health. She is Assistant Professor of Bioengineering and holds PhD, M.S. and B.S. degrees from the University of California Berkeley.

Additional information about past and present TR35 winners and judges is available at www.technologyreview.com/tr35/ and for details about EmTech@MIT 2009 Conference, please visit: http://www.technologyreview.com/emtech.

For more information about Dr. Khine’s research and Shrink’s technology, go to http://www.shrinknano.com.

About Shrink Nanotechnologies, Inc.

Shrink is a first of its kind FIGA™ organization. FIGA companies are “for profit” businesses that bring together diverse contributions from leaders in the worlds of finance, industry, government and academia.  Shrink’s solutions, including its diverse polymer substrates, nano-devices and biotech research tools, among others, are being designed to not only be ultra-function and mechanically superior in the solar energy, environmental detection, stem cell and biotechnology markets, they are also being made from biodegradable materials, including corn-based plastics. Shrink has created the ShrinkChip Manufacturing Solution™ which utilizes the unique characteristics of PolyShrink™, Shrink’s core multi-grade plastic material. Made from a unique shrinkable thermo-plastic material, PolyShrink™ enable complex ultra-functional nano-structures to be designed at the macro-scale and shrunken down, while retaining the original designs on a much smaller nano scale. This flexible and elegant design and fabrication solution reduces costs by eliminating the need for expensive clean room equipment, vastly improving time-to-market for products in Shrink’s focused market segments.

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